BULL & BEAR FUNDS II, INC.

                             ARTICLES SUPPLEMENTARY


     Bull & Bear Funds II, Inc., a Maryland corporation (the "Corporation"), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

     FIRST: Immediately prior to the filing of these Articles Supplementary, the corporation had authority to issue one billion (1,000,000,000) shares of Common Stock, $.01 par value per share, having an aggregate par value of $10,000,000, of which five hundred million (500,000,000) shares are classified as Bull & Bear Dollar Reserves series shares, two hundred fifty million (250,000,000) unissued shares are classified as Bull & Bear Global Income Fund series shares and two hundred fifty million (250,000,000) unissued shares are classified as Bull & Bear U.S. Government Securities Fund series shares.

     SECOND: The Board of Directors of the Corporation, by a unanimous written consent effective June 30, 1999 and adopted by at least a majority of the Board of Directors, reclassified two hundred fifty million (250,000,000) unissued shares that were classified as the Bull & Bear Global Income Fund series shares as two hundred fifty million (250,000,000) shares of the Bull & Bear Dollar Reserves series and two hundred fifty million (250,000,000) unissued shares that were classified as the Bull & Bear U.S. Government Securities Fund series shares as two hundred fifty million (250,000,000) shares of the Bull & Bear Dollar Reserves series, with all of the powers, preferences, participating, voting or other special rights and qualifications, restrictions and limitations thereof, as outlined in Article FIFTH of the Articles of Incorporation of the Corporation.

     THIRD: As of the filing of these Articles Supplementary, the Corporation shall have authority to issue one billion (1,000,000,000) shares of Common Stock, $.01 par value per share, having an aggregate par value of $10,000,000, all of which are classified as Bull & Bear Dollar Reserves series.

     FOURTH: Shares of the foregoing classes have been duly classified by the board of directors pursuant to authority and power contained in Article FIFTH of the Articles of Incorporation of the Corporation.

     FIFTH: The Corporation is registered as an open-end management investment company under the Investment Company Act of 1940.

     SIXTH: The undersigned President of the Corporation acknowledges these Articles Supplementary to be the corporate act of the Corporation and, as to all matters or facts required to be verified under oath, the undersigned President acknowledges that to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

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     IN WITNESS WHEREOF, the Corporation has caused these Articles Supplementary to be executed under seal in its name and on its behalf by its President and attested to by its Secretary on _______________, 1999.

WITNESS:                                          BULL & BEAR FUNDS II, INC.


__________________________                    By:________________________ (SEAL)



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